Exhibit 99.1

Palo Alto Networks CFO Kathy Bonanno Announces Departure

Bonanno to remain in position through end of FY2020

SANTA CLARA, Calif., June 22, 2020 — Palo Alto Networks (NYSE: PANW), the global cybersecurity leader, today announced the departure of chief financial officer (CFO) Kathy Bonanno, who is leaving the company after more than six years to become business finance officer of Google’s Cloud division.

Bonanno joined Palo Alto Networks in 2014, becoming executive vice president and CFO in 2017.

“Kathy has presided over our financial team during Palo Alto Networks’ tremendous expansion into a multi-platform security company,” said Nikesh Arora, chairman and CEO, Palo Alto Networks. “She has chosen a close partner of ours for her next career step - one I know very well, and that has equally amazing people. I would like to thank Kathy for her many contributions to our company, and wish her the very best and continued success in her new role.”

Bonanno will continue in her role through the end of the fiscal year to ensure a smooth transition of responsibilities to her successor. Palo Alto Networks expects to name a new CFO later this week.

About Palo Alto Networks

Palo Alto Networks, the global cybersecurity leader, is shaping the cloud-centric future with technology that is transforming the way people and organizations operate. Our mission is to be the cybersecurity partner of choice, protecting our digital way of life. We help address the world’s greatest security challenges with continuous innovation that seizes the latest breakthroughs in artificial intelligence, analytics, automation, and orchestration. By delivering an integrated platform and empowering a growing ecosystem of partners, we are at the forefront of protecting tens of thousands of organizations across clouds, networks, and mobile devices. Our vision is a world where each day is safer and more secure than the one before. For more information, visit www.paloaltonetworks.com.

Palo Alto Networks and the Palo Alto Networks logo are trademarks of Palo Alto Networks, Inc. in the United States and in jurisdictions throughout the world. All other trademarks, trade names, or service marks used or mentioned herein belong to their respective owners.

SOURCE Palo Alto Networks, Inc.

Media Contact:

Mara Mort

Senior Director of Corporate Communications, Palo Alto Networks

Mobile: 1-415-850-8645

mmort@paloaltonetworks.com

Investor Relations Contact:

David Niederman

Vice President of Investor Relations, Palo Alto Networks

Office: 1-669-400-7323

dniederman@paloaltonetworks.com